CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “Counsel and Independent Registered Public Accounting Firm” and to the use of our report on the SPARX Japan Fund dated December 2, 2005 in the Registration Statement (Form N-1A) of the SPARX Funds Trust and its incorporation by reference in the related Prospectus and Statement of Additional Information filed with the Securities and Exchange Commission in this Post Effective Amendment No. 3 to the Registration Statement under the Securities Act of 1933 (File No. 333-108229) and in this Amendment No. 6 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-21419).

ERNST & YOUNG LLP
Chicago, Illinois
February 22, 2006